                                                                    Exhibit 10.1

                    CHANGE OF CONTROL AND SEVERANCE AGREEMENT

AGREEMENT by and between NASHUA CORPORATION, a Massachusetts corporation (the "Company") and Donna J. DiGiovine (the "Executive"), dated as of the 5th day of January, 2005.

RECITALS:

WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive as President of the Company's Toner Products ("Toner") and Coated Paper ("Coated") divisions, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company or other reasons of uncertainty;

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and business concerns and to encourage the Executive's full attention and dedication to the Company;

WHEREAS, the Board is implementing a value creation incentive plan to provide the Executive and other members of management of the Company with additional equity incentives;

WHEREAS, the Company and the Executive are parties to a Change of Control and Severance Agreement dated as of February 25, 2000 (the "Prior Severance Agreement");

WHEREAS, the parties wish to terminate the Prior Severance Agreement and replace it with this Agreement; and

WHEREAS, in order to accomplish these objectives, the Board believes it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. CERTAIN DEFINITIONS.

      (a) The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

      (b) The "Change of Control Period" is the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on such third anniversary, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

      (c) "Net Sale Price" shall mean the aggregate consideration paid for the Coated or Toner divisions, as the case may be. In the case of an asset sale, Net Sale Price means the aggregate consideration paid for the Coated or Toner divisions, as the case may be, plus assumed bank debt, but shall exclude assumed payables or other liabilities incurred in the ordinary course. In the case of a stock sale, merger or other business combination, Net Sale Price means the aggregate consideration paid. If any portion of the Net Sale Price is subject to contingencies or will be paid in an earn-out payment (other than amounts held in escrow to secure indemnification obligations relating to the transaction), the bonus with respect to such portion of the Net Sale Price shall be earned and paid upon the distribution of the payment subject to such contingencies or the earn-out payment, as the case may be, to the Company. The bonus shall not be adjusted for, nor shall payment of any portion of the bonus be delayed for, any portion of the Net Sale Price that is held in escrow to secure indemnification obligations relating to the transaction. Regardless of the form of transaction, value of real estate shall not be included in Net Sale Price, except in the event of liquidation.

      2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

      (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of l934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a "Person") of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, or (z) Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Advisers, Inc., MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Marc J. Gabelli and/or Mario J. Gabelli and/or any affiliate of any of the foregoing, in the case of each of such clauses (x), (y) and (z), shall not constitute a Change of Control; or

      (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

      (c) Consummation by the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

      (d) (i) a complete liquidation or dissolution of the Company or of (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

3. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the first anniversary of such date (the "Employment Period").

4.    TERMS OF EMPLOYMENT.

      (a)   Position and Duties.

            (i)   During the Employment Period, (A) the Executive's position

                  (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

            (ii) During the Employment Period, the Executive agrees to devote her reasonable full time and attention during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) serve on corporate boards or committees other than the Company's to the extent approved by the Company's Board, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

      (b)   Compensation.

            (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the current monthly base salary being paid to the Executive by the Company and its affiliated companies as of the date of this Agreement. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and may be increased at any time and from time to time in the sole discretion of the Board. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

            (ii) Annual Bonus. In addition to Annual Base Salary, the Executive may be awarded, for each fiscal year beginning or ending during the

                  Employment Period, an annual bonus (the "Annual Bonus") in cash as determined by the Board of Directors, in its sole discretion.

            (iii) Incentive, Savings and Retirement Plans. In addition to Annual
                  Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies.

            (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies.

            (v) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable documented expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies.

            (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect.

            (vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect.

5.    TERMINATION OF EMPLOYMENT.

      (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 16(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness determined by a physician selected by the Company or its insurers and acceptable to the Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

      (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's continued documented failure to perform her reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 60 days after written notice for substantial performance is received by the Executive from the Board which identifies the manner in which the Board believes the Executive has not substantially performed the Executive's duties, (ii) the Executive being convicted of a felony, or (iii) the Executive's engagement in illegal conduct or gross misconduct injurious to the Company.

      (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

            (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including offices, titles and reporting requirements), authority or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority or responsibilities;

            (ii) a reduction in the Executive's Annual Base Salary as in effect on the date of this Agreement or as the same was or may be increased thereafter from time to time;

            (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;

            (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

            (v) any failure by the Company to comply with and satisfy Section 15(c) of this Agreement.

      (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
            Section 16(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
            (ii) to
            the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).

      (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

      (a) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofor paid, and (ii) payment of any accrued vacation pay not yet paid by the Company (the amounts described in paragraphs (i) and (ii) are hereafter referred to as "Accrued Obligations"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition to the Accrued Obligations, in the event
            (A) the Board subsequently approves the payment of an annual bonus to members of management for the fiscal year in which the Date of Termination occurred and (B) the Executive was employed at least one quarter of such fiscal year, then the Executive's estate or beneficiary shall be entitled to receive an additional payment equal to the bonus that such Executive would have received for such fiscal year (as determined by the Board) multiplied by a fraction, the numerator of which is the number of days in such fiscal year for which the Executive was actually employed and the denominator is 365 days.

      (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition to the Accrued Obligations, in the event (A) the Board subsequently approves the payment of an annual bonus to members of management for the fiscal year in which the Date of Termination occurred and (B) the Executive was employed at least one quarter of such fiscal year, then the Executive shall be entitled to receive an additional payment equal to the bonus that such Executive would have received for such fiscal year (as determined by the Board) multiplied by a fraction, the numerator of which is the number of days in such fiscal year for which the Executive was actually employed and the denominator is 365 days.

      (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

      (d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate employment during the Employment Period for Good Reason, the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination, and subject to receiving an executed irrevocable Release as described in Section 12, the aggregate of the following amounts:

            A.    all Accrued Obligations; and

            B. the product of (x) three and (y) the sum of (i) Annual Base Salary and (ii) the Annual Bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year (the "Severance Payments");

            provided, however, that the calculation of such Severance Payments shall be reduced from three to 1.5 in equal monthly amounts (i.e., .125 per month) over the twelve-month period following the date hereof until the product is reduced from three to 1.5 such that on and after twelve months from the date of this Agreement the number "three" in clause (x) of Section 6(d)(B) above shall read "1.5."

            In addition, for the remainder of the Employment Period (if the termination took place during the Employment Period under this
            Section 6), the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

            Notwithstanding the foregoing, if a Change of Control or other event shall have occurred before the Date of Termination that would result in the Executive becoming entitled to receive payments under this Agreement or any other arrangement that would be "parachute payments", as defined in Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), the Company shall not be obligated to make such payments to the Executive to the extent necessary to eliminate any "excess parachute payments" as defined in said Section 280G; provided, however, that if the Executive would be better off by at least $25,000 on an after-tax basis by receiving the full amount of the parachute payments as opposed to the cut back amount (notwithstanding a 20% excise tax) the Executive shall receive the full amount of the parachute payments.

      (e) Other Benefits. To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (the "Other Benefits"). The Other Benefits shall be payable in accordance with the terms of the plan, program, policy, practice, contract or agreement under which such benefits have accrued.

7.    DIVISIONAL SALE AND CHANGE IN CONTROL BONUSES.

      (a) Division Sale Bonus. Upon the consummation of the sale or liquidation of the Toner or Coated divisions, the Executive shall receive a bonus payment equal to 1% of the Net Sale Price of Coated or 3% of the Net Sale Price of Toner, as applicable, provided that the maximum bonus that shall be payable upon the sale of Toner shall be $400,000 and the maximum bonus payable upon the sale of Coated shall be $400,000. The bonus will be earned and payable only upon the consummation of the sale or liquidation of the applicable division.

      (b) Appraisal. Any controversy or claim arising out of the determination of the Net Sale Price shall be settled by a qualified appraisal firm. The Company and the Executive shall each select one appraisal firm to handle the controversy or claim. In the event that the Company and the Executive are unable to agree on an appraisal firm, the Company and the Executive shall each select an appraisal firm, and the two appraisal firms shall together select a third appraisal firm to conduct the appraisal. The appraisal shall be conducted within ten days after the appointment of the appraisal firm. The Company shall bear the costs and expenses of the appraisal firm incurred in connection with such appraisal. The appraisal shall be final and binding on the parties.

      (c) Change of Control Bonus. If there is a Change of Control of the Company prior to the consummation of the sale of either Toner or Coated, the Executive will be paid a change of control bonus as set forth below. The amount of the bonus to be paid upon a Change of Control shall be based on the fair market value, per share, of the consideration received by the Company's stockholders in connection with the Change in Control. If the fair market value, per share, of the consideration received by the Company's stockholders in connection with the Change in Control is:

            A. at least $13.00, but less than $14.00, the bonus shall be $410,000;

            B. at least $14.00, but less than $15.00, the bonus shall be $451,000; or

            C.    $15.00 or greater, the bonus shall be $496,000.

            No bonus shall be paid under this clause (c) if the fair market value, per share, of the consideration received by the Company's stockholders in connection with the Change in Control is less than $13.00. If only Toner or only Coated is sold prior to a Change of Control of the Company, the amount of the bonus payable under this clause (c) upon a Change of Control would be reduced by the amount of any bonus previously paid pursuant to clause (a) above with respect to such prior sale. The per share amounts set forth herein are subject to adjustment for stock splits, stock dividends, recapitalizations and similar events.

8. SEVERANCE BENEFITS. Notwithstanding anything contained in this Agreement to the contrary, if, before or after the Employment Period, the Executive's employment is terminated by the Company for reason other than for Cause, the Company shall pay to the Executive one year's salary continuation and continue medical and dental benefits during such continuation period. In the event the Executive's employment is terminated prior to the consummation of the sale of both Coated and Toner, the Executive will continue to be eligible for the division sale bonus amount pursuant to Section 7(a) if the consummation of the sale of either Toner or Coated is closed within six months of the date of the last day of her actual employment with the Company.

9. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

10. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (but only in the event the Executive is successful on the merits of such contest) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of l986, as amended (the "Code").

11. OTHER AGREEMENTS. The parties agree that this Agreement supersedes and replaces the Prior Severance Agreement and any and all other agreements, policies, understandings or letters (including but not limited to employment agreements, severance agreements and job abolishment policies) between the parties related to the subject matter hereof.

12. RELEASE. Prior to receipt of the payment described in Sections 6(d), 7 or 8, the Executive shall execute and deliver a Release to the Company as follows:

                  The Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.
                  Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., Section 621 et seq., the Americans With Disabilities Act, 42 U.S.C., Section 12101 et seq., the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann.
                  Section 354-A:1 et seq. and similar state antidiscrimination laws, damages arising out of all employment discrimination claims, wrongful discharge claims or other common law claims and damages, provided, however, that nothing herein shall release the Company from Executive's Stock Option Agreements or Restricted Stock Agreements.

      The Release shall also contain, at a minimum, the following language:

                  The Executive acknowledges that he has been given twenty-one
                  (21) days to consider the terms of this Release and that the Company advised him to consult with an attorney of his own choosing prior to signing this Release. The Executive may revoke this Release for a period of seven (7) days after the execution of the Release and the Release shall not be effective or enforceable until the expiration of this seven
                  (7) day revocation period.

      At the same time, the Company shall execute and deliver a Release to the Executive as follows:

            The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims which it ever had or now has against the Executive, other than for intentional harmful acts.

13. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

14. ARBITRATION. Any controversy or claim arising out of this Agreement shall be settled by binding arbitration in accordance with the commercial rules, policies and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court of law having jurisdiction thereof. Arbitration shall take place in Nashua, New Hampshire at a mutually convenient location.

15.   SUCCESSORS.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

16.   MISCELLANEOUS.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                      Donna J. DiGiovine
                      6 Lakeside Terrace
                      Westford, MA  01886

                  If to the Company:

                      Nashua Corporation
                      11 Trafalgar Square
                      Nashua, New Hampshire 03063
                      Attention: President
            or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) The Executive's failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Executive may have hereunder, including, without limitation, the right to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right thereof.

      (f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. The Executive and the Company acknowledge that the employment of the Executive by the Company is "at will" and, prior to the Effective Date, both the Executive's employment and this Agreement may be terminated by either the Company or the Executive at any time. In the event that this Agreement is terminated by the Company prior to the Effective Date and the Executive remains employed by the Company, the Executive would be entitled to the same severance benefits as set forth in Section 8 of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NASHUA CORPORATION                             EXECUTIVE

By /s/ Andrew B. Albert                        By  /s/ Donna J. DiGiovine
  -------------------------------------            -----------------------------
  President and Chief Executive Officer             Name: Donna J. DiGiovine